PINNACLE
ENERGY SERVICES, L.L.C.

April 4, 2014

CONSENT OF PINNACLE ENERGY SERVICES, LLC

We consent to the references to our firm in the form and context in which they appear in this registration statement on Form S-1 of Richfield Oil & Gas Company (the "Registration Statement") and the Form 10-K Annual Report of Richfield Oil & Gas Company (the "Annual Report"). We hereby further consent to the inclusion in the Registration Statement and Annual Report of estimates of oil and gas reserves contained in our report entitled:

Reserves and Engineering Evaluation
Richfield Oil & Gas Company
Year-End 2013 – SEC Pricing

and to the inclusion of our report dated April 4, 2014 as an exhibit to the Registration Statement and the Annual Report

PINNACLE ENERGY SERVICES, LLC

Richard J. Morrow

Richard J. Morrow, P.E.
Oklahoma City, Oklahoma
April 4, 2014

Very truly yours,

Richard J. Morrow

FOR J.P. Dick, P.E.

PINNACLE ENERGY SERVICES, LLC
TBPE Firm License No. F6204